CNN MATTHEWS:  For Immediate Release throughout North America

                       VITALSTATE ANNOUNCES BOARD DIRECTOR

Boynton Beach, Florida, April 15, 2005: Vitalstate Incorporated (OTCBB:VTST), a development stage company dedicated to the research, development and commercialization of new ingredient delivery systems and innovative product concepts, today announced a new director to its board.

Christopher Luck, 56, will fill the vacancy created when Thomas Torokvei passed away in March 2005. Christopher C. Luck FCCA, FCMA(UK), CMA has been associated with our business since 2003 through his position with Scepter Holdings Inc. During the past five years, Mr. Luck has served as Vice President, Finance and CFO of Scepter Corporation, a manufacturer of plastic products and wholly owned subsidiary of Scepter Holdings Inc. During this same period he has also served as Vice President, Finance and CFO of Scepter Holdings Inc., a holding and venture capital investment company.

About Vitalstate:
Vitalstate is developing nutritional supplement, animal, and pharmaceutical products using its first proprietary technology, the ACTIJUBE (TM), as a launching pad for a wide range of products. Vitalstate is proceeding with its research efforts and is developing other technologies in pharmaceutical, supplements, and animal markets.

Currently, Vitalstate's products are available across the United States in The Vitamin Shoppe, GNC, gyms and health food stores.

CONTACT:
Lisa Dalberth,
CFO/Vitalstate Inc
(561) 375-6333, extension 112 Lisa.dalberth@vitalstate.com